United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2019

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway
Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $.10 Par Value	DVD	New York Stock Exchange

Item 7.01              Regulation FD Disclosure.

The following information is furnished pursuant to Item 7.01 Regulation FD Disclosure.

On July 26, 2019, we closed on our previously announced sales agreement with an entity owned by Panattoni Development Company for the sale of approximately 133 acres of the property on which our Nashville Superspeedway is located. Proceeds from the sale, less closing costs, were approximately $6.4 million. Net proceeds after taxes are estimated to be approximately $5.3 million. The purchaser has an option to acquire an additional 97.17 acres at $66,685 per acre. The option expires March 1, 2022 and may only be exercised for all 97.17 acres at one time for a total purchase price of $6,479,781. None of the acreage sold or optioned extends to the land on which our superspeedway is sited and the Company continues to hold approximately 1,000 acres of commercial real estate, including the superspeedway.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                        Press Release dated July 31, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: July 31, 2019